EXHIBIT 10.1

STATE OF TENNESSEE) COUNTY OF WILLIAMSON )

SEPARATION AGREEMENT AND GENERAL RELEASE

Employee Jeff McInnis, and his/her every attorney, agent, insurer, representative, executor, administrator, and assign (hereinafter “Employee”) and ADTRAN, Inc. (hereinafter “Employer”), on behalf of itself and its parents, subsidiaries, and other corporate affiliates (including, but not limited to, SmartRG Inc.), and its and their every agent, employee, officer, director, shareholder, successor and assign (collectively, the “Employer Group”), enter into this Separation Agreement and General Release (“Agreement”):

1.	Employee agrees to:

a.	Acknowledge that Employee’s employment with Employer as Senior Vice President, Subscriber Solutions & Experience will end as of May 15, 2020 (the “Separation Date”).

b.

Waive and release every known or unknown action, cause of action, suit, or claim, accrued to date that Employee has or may have against Employer and/or the Employer Group, whether under Title VII of the Civil Rights Act of 1964, as amended, (42 U.S.C. § 2000e, et. seq.), the Civil Rights Act of 1866, as amended (42 U.S.C. § 1981), the Americans with Disabilities Act, as amended (42 U.S.C. §12101, et seq.), the Fair Labor Standards Act and Equal Pay Act (29 U.S.C. § 201, et seq.), the Rehabilitation Act (29 U.S.C. § 701, et. seq.), the Age Discrimination in Employment Act, as amended, (29 U.S.C. § 621, et. seq.), the Family and Medical Leave Act (29 U.S.C. § 3801, et. seq.), the Uniformed Services Employment and Reemployment Rights Act (38 U.S.C. §4301, et seq.), the Employee Retirement Income Security Act of 1974, as amended, the Genetic Information Nondiscrimination Act of 2008 (42 U.S.C. § 2000ff, et seq.), Alabama Age Discrimination in Employment Act (AADEA), Sections 25-5-11 and 25-5-11.1 of the Alabama Code (retaliatory or constructive discharge and co-employee liability claims), Section 13A-11-90 of the Alabama Code, the Clarke-Figures Equal Pay Act under Section 25-1-30 of the Alabama Code, the Tennessee Human Rights Act (THRA), the Tennessee Disability Act (TDA), and every federal, state, and/or any local statutory or common law theory under which a suit or action can be brought (and which can be legally waived or released), including claims for wrongful termination, retaliation, breach of implied or express contract, negligent or intentional infliction of emotional distress (outrage), negligent hiring, negligent supervision, negligence, wantonness, invasion of privacy, defamation, slander, libel, misrepresentation, civil conspiracy, assault, battery, intentional interference with business or contractual relations, conversion, and any and all other state or local laws that may apply to Employee (and excluding only claims accruing in the future, claims for the current value of vested employee benefits, and claims for the enforcement of this Agreement) and accept no award nor payment nor relief of any kind therefor;

c.	Refrain from disparaging Employer’s products or services, or current and former employees or employment practices to any third party, including, but not limited to, Employer's customers;

d.

Refrain from disclosing any confidential business information of Employer, its affiliates, customers, or business associates; continue to abide by Employee's obligations in the Employee Patent, Copyright and Proprietary Information Agreement executed by Employee on December 16, 2018, and represent and acknowledge to Employer that all confidential business information or proprietary information in possession of Employee has been destroyed and/or returned to Employer;

e.	Waive voluntarily all rights to reinstatement;

f.

Return to Employer upon the Separation Date set forth in Section 1(a) above: (a) any information, documents, or papers (whether physical or electronically stored) about Employer's policies, practices, trade secrets, member lists, marketing, and non-public information; (b) any and all company property, including, but not limited to, badges, identification cards, company credit cards, cell phones, electronic devices, computers, computer disks, computer programs, limited use software licenses, uniforms, or keys; and (c) any and all other property of Employer in Employee's possession;

g.

Refrain from disclosing the fact this Agreement exists or the amount of this Agreement and/or the payment to Employee described in Section 4 below to any third person, apart from Employee's attorney, spouse, or tax advisor (who shall be advised by Employee of the confidential nature of this Agreement), unless otherwise required by law or expressly agreed to in writing by Employer;

h.

Understand that this Agreement and any payment made is not Employer’s admission of liability; and that Employer asserts vigorously that Employer has done nothing wrong or unlawful and that Employer has the legal right to make this assertion;

i.	Be responsible for the taxes and claims of any entity, agency, attorney, or other third party to the payment made by Employer to Employee under this Agreement; and

j.

Acknowledge the proposition that the payment made by Employer under this Agreement to Employee is an amount over and above that to which Employee otherwise would be entitled to receive as a current or former employee of Employer.

2.	Post Termination Obligations and Restrictive Covenants.

a.

Acknowledgment. Employee understands and acknowledges that by virtue of the Employee's employment with the Employer Group, the Employee had access to and knowledge of Confidential Information, was in a position of trust and confidence with the Employer Group and benefitted from the Employer Group’s goodwill. Employee understands and acknowledges that the Employer Group invested significant time and expense in developing the Confidential Information and goodwill. Employee further understands and acknowledges that the services Employee provided to the Employer Group – including as a Senior Vice President of Employer and former Chief Executive Officer of SmartRG Inc -- are unique because in that level of upper management Employee had access to and direct involvement in strategic, financial and proprietary information and discussions of utmost importance to the Employer Group.

Employee further understands and acknowledges that the restrictive covenants below are necessary to protect the Employer Group’s legitimate business interests in its Confidential Information and goodwill and in the Employee's unique, special, or extraordinary services. The Employee further understands and acknowledges that the Employer Group’s ability to reserve these for the exclusive knowledge and use of the Employer Group is of great competitive importance and commercial value to the Employer Group and that the Employer Group would be irreparably harmed if the Employee violates the restrictive covenants below.

b.

Confidential Information. Employee understands and acknowledges that during the course of employment with the Employer Group, the Employee has had access to and learned about confidential, secret, and proprietary documents, materials, and other information, in tangible and intangible form, of and relating to the Employer Group and its businesses and existing and prospective customers, suppliers, investors, and other associated third parties (“Confidential Information”). Employee further understands and acknowledges that this Confidential Information and the Employer’s ability to reserve it for the exclusive knowledge and use of the Employer Group is of great competitive importance and commercial value to the Employer, and that improper use or disclosure of the Confidential Information by the Employee may cause the Employer to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages, and criminal penalties.

For purposes of this Agreement, Confidential Information includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic, or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, device configurations, embedded data, compilations, metadata, algorithms, technologies, manuals, data sheets, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, product plans, designs, styles, models, ideas, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, prospective customer information, customer lists, prospective customer lists, client information, client lists, manufacturing information, factory lists, OEM and ODM lists, distributor lists, and buyer lists of the Employer Group or its businesses or of any other person or entity that has entrusted information to the Employer in confidence.

Employee understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified or treated as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

Employee understands and agrees that Confidential Information developed by the Employee in the course of the Employee’s employment by the Employer Group is subject to the terms and conditions of this Agreement as if the Employer furnished the same Confidential Information to the Employee in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Employee, provided that the disclosure is through no direct or indirect fault of the Employee or person(s) acting on the Employee's behalf.

c.	Disclosure and Use Restrictions.

(i)	Employee Covenants. Employee agrees and covenants:

(1)	to treat all Confidential Information as strictly confidential;

(2)not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever  (including other employees of the Employer Group) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Employer Group and, in any event, not to anyone outside of the direct employ of the Employer Group except as required in the performance of any of the Employee’s remaining authorized employment duties to the Employer; and

(3)not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Employer Group, except as allowed by applicable law, as required in the performance of any of the Employee’s remaining authorized employment duties to the Employer, or with the prior written consent of an authorized officer acting on behalf of the Employer Group (and then, such disclosure shall be made only within the limits and to the extent of such law, duties, or consent).

Employee understands and acknowledges that the Employee's obligations under this Agreement regarding any particular Confidential Information begin immediately and shall continue during and after the Employee’s employment by the Employer until the Confidential Information has become public knowledge other than as a result of the Employee's breach of this Agreement or a breach by those acting in concert with the Employee or on the Employee's behalf.

(ii)Permitted Disclosures. Nothing in Section 1(c), Section 1(d), Section 2(c), or otherwise stated in this Agreement, shall be construed to prevent disclosure of confidential information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order. The Employee shall promptly provide written notice of any such order to an authorized officer of the Employer. Nothing in this Agreement prohibits or restricts the Employee (or the Employee's attorney) from communicating directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization, the National Labor Relations Board (NLRB), or any other federal or state regulatory authority regarding this Agreement or its underlying facts or circumstances or a possible securities law violation.

(iii)Notice of Immunity Under the Defend Trade Secrets Act of 2016. Notwithstanding any other provision of this Agreement:

(1)The Employee will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or

(2)	in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(2) If the Employee files a lawsuit for retaliation  by  the  Employer for reporting a suspected violation of law, the Employee may disclose the Employer's trade secrets to the Employee's attorney and use the trade secret information in the court proceeding if the Employee: (1) files any document containing the trade secret under seal; and

(2) does not disclose the trade secret, except pursuant to court order.

d.

Non-Competition. Because of the Employer Group's legitimate business interest as described in this Agreement and the good and valuable consideration offered to the Employee, for the remainder of the Employee’s employment with the Employer Group and for a term of twelve (12) months, to run consecutively, beginning on the Separation Date, the Employee agrees and covenants not to engage in any Competitive Activity within the telecommunications and broadband access industry.

For purposes of this non-compete clause, “Competitive Activity” means to, directly or indirectly, in whole or in part, engage in, provide services to, or otherwise participate in, whether as an employee, employer, owner, operator, manager, advisor, consultant, agent, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity, any entity engaged in a business that is competitive with the business of the Employer Group, including, but not limited to, any business or company that provides products, software, and/or services to internet services providers which support high speed data and in-home wireless broadband services. Without limiting the foregoing, Competitive Activity also includes activity that may require or inevitably require the Employee’s disclosure of trade secrets, proprietary information, or Confidential Information.

Nothing in this Agreement prohibits the Employee from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that the Employee’s ownership represents a passive investment and that the Employee is not a  controlling person of, or a member of a group that controls, the corporation.

e.

Non-Solicitation of Customers. Employee understands and acknowledges that the Employer has expended and continues to expend significant time and expense in developing customer relationships, customer information, and goodwill, and that because of the Employee’s experience with and relationship to the Employer Group, the Employee has had access to and learned about much or all of the Employer Group’s customer information (“Customer Information”). Customer Information includes, but is not limited to, names, phone numbers, addresses, email addresses, order history, order preferences, chain of command, pricing information, and other information identifying facts and circumstances specific to the customer and relevant to the Employer Group’s sales of products, software, and services.

f.	Non-Solicitation of Employees. Employee further agrees that, for the remainder of the Employee’s employment with the Employer Group and for a term of twelve

(12) months, to run consecutively, beginning on the Separation Date, Employee will not employ or attempt to employ in competition with ADTRAN any of ADTRAN’s current or former employees who work or have worked in the area in which Employee has been significantly engaged on behalf of ADTRAN during Employee’s employment. The Employee understands and acknowledges that loss of any of these customer relationships or goodwill will cause significant and irreparable harm to the Employer Group.

Employee agrees and covenants for the remainder of the Employee's employment with the Employer Group and for a term of twelve (12) months, to run consecutively, beginning on the Separation Date, not to directly or indirectly solicit or attempt to solicit, contact (including but not limited to communications using email, regular mail, express mail, telephone, fax, instant message, social media, or any other oral, written, or electronic transmission), attempt to contact, or meet with the Employer Group’s current or prospective customers for the purpose of offering or accepting goods or services similar to or competitive with those offered by the Employer Group.

The restrictions in this Section 2(f) shall only apply to: (i) customers or prospective customers the Employee contacted in any way during the twenty-four months before the Separation Date; (ii)customers about whom the Employee has trade secret or Confidential Information; (iii) customers about whom the Employee has information that is not available publicly; or (iv) customers who became customers during the Employees employment with the Employer Group.

g.

Remedies. In the event of a breach or threatened breach by the Employee of any of the provisions of this Agreement, the Employee hereby consents and agrees that the Employer shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security.

3.Cooperation. The parties agree that certain matters in which Employee has been involved during Employee’s employment may need the Employee’s cooperation with the Employer in the future. Accordingly, for a period of twelve (12) months after the Separation Date, to the extent reasonably requested by Employer, the Employee shall cooperate with the Employer regarding matters arising out of or related to the Employee’s service to the Employer, provided that the Employer shall make reasonable efforts to minimize disruption of the Employee’s other activities. The Employer shall reimburse the Employee for reasonable expenses incurred in connection with this cooperation and, to the extent that the Employee is required to spend substantial time on such matters, the Employer shall compensate the Employee at an hourly rate based on the Employee’s base salary on the Separation Date.

4.As consideration for the Employee’s execution of, non-revocation of, and compliance with this Agreement, including the waiver and release of claims in Section 1(b) and other post-termination obligations in Section 2, Employer agrees that on the next regularly- scheduled payroll date after this Agreement's Effective Date or within a reasonable time thereafter, Employer will pay the Employee the lump sum gross amount before taxes of Two Hundred Fourteen Thousand Five Hundred and No/100 Dollars ($214,500.00), which is equivalent of (i) six (6) months’ pay ($155,000.00), plus (ii) an agreed-upon prorated portion of Employee’s personal bonus pay related to his participation to-date in the ADTRAN Variable Incentive Cash Compensation (VICC) Program for 2020 ($59,500.00), less any applicable state and federal withholding deductions. As used in this Agreement, “Effective Date” shall mean the eighth (8th) day following the execution of this Agreement by the last executing party.

In addition, upon execution of this Agreement by Employee, Employer will pay the Employee a lump sum payment in an amount equivalent to current coverage premiums for six

(6)months, which is the net amount of $2,373.00 and will be treated as a reimbursement for premium payments.

Employee shall be entitled to pay for any accrued but unused vacation days up to the Separation Date. Such accrued vacation payment shall be made to Employee with the payment set forth above, less any applicable tax withholdings. Employee shall not be entitled to any additional pay for unused sick days or holidays.

Employee shall be entitled to all stock options and restricted stock units issued to Employee by ADTRAN and in which Employee is currently vested under any applicable ADTRAN Stock Incentive Plan. Employee may be entitled to exercise such stock options in accordance with the terms of any such plan, as applicable. All unvested stock options or restricted stock units will be forfeited in accordance with the terms of the applicable plan.

Except as otherwise stated in this Agreement, Employee shall cease to participate in all employee benefits, plans, policies and practices provided by Employer as of the Separation Date.

Employee agrees to direct all requests for references to the Employer’s Vice President of Human Resources. In response to such a request, Employer agrees to provide a neutral reference consisting of dates of employment and position held. Employer also agrees, if requested by Employee, to pay a reasonable amount for outplacement services through Warren Averett for three (3) months following the Effective Date of this Agreement.

3.Employee understands that Employee has previously received all FMLA leave due, all overtime due, all other payment due of every kind, and every other obligation that Employer otherwise would have to Employee, and that Employer discharges its final monetary obligation once Employee has received the payment due under Section 4, next above.

4.Employer and Employee agree that (a) the law applicable in Alabama governs this Agreement without regard to any conflicts of laws principles that that would require the laws of any other jurisdiction to apply; (b) that any action or proceeding by either of the parties to enforce this Agreement shall be brought only in the state or federal courts of competent jurisdiction located in Madison County, Alabama; (c) that all negotiations and representations  are merged into this Agreement; (d) that neither Employer nor Employee has assigned any claim covered under this Agreement; (e) that any change to this Agreement must be made by writing signed by both parties; (f) that if any term or provision of this Agreement is ever found to be unenforceable, the remainder of this Agreement shall remain in full force and effect; and (g) that, if Employee breaches this Agreement, Employee will be responsible for all costs and expenses (including, reasonable attorneys’ fees) that Employer incurs in the course of enforcing this Agreement.

6.Employee has had a reasonable amount of time of at least twenty-one (21) days to review this Agreement with an attorney of Employee’s choice to decide whether to sign it, has read it carefully, understands that this Agreement waives known and unknown claims and rights, including but not limited to, claims under the Age Discrimination in Employment Act, and has seven (7) days after signing it to change Employee’s mind by submitting revocation in writing to Erin Kirkland, ADTRAN, Inc., 901 Explorer Boulevard NW, Huntsville, Alabama 35806.

7.KNOWING AND VOLUNTARY RELEASE: EMPLOYEE SPECIFICALLY AGREES AND ACKNOWLEDGES THAT:

a.	EMPLOYEE HAS READ THIS AGREEMENT IN ITS ENTIRETY AND UNDERSTANDS ALL OF ITS TERMS;

b.	BY THIS AGREEMENT, EMPLOYEE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT;

c.	EMPLOYEE KNOWINGLY, FREELY, AND VOLUNTARILY ASSENTS TO ALL OF THIS AGREEMENT’S TERMS AND CONDITIONS INCLUDING, WITHOUT LIMITATION, THE WAIVER, RELEASE, AND COVENANTS;

d.	EMPLOYEE IS SIGNING THIS AGREEMENT, INCLUDING THE WAIVER AND RELEASE, IN EXCHANGE FOR GOOD AND VALUABLE CONSIDERATION IN ADDITION TO ANYTHING OF VALUE TO WHICH THE EMPLOYEE IS OTHERWISE ENTITLED;

e.	EMPLOYEE IS NOT WAIVING OR RELEASING RIGHTS OR CLAIMS THAT MAY ARISE AFTER THE EMPLOYEE SIGNS THIS AGREEMENT; AND

f.	EMPLOYEE UNDERSTANDS THAT THE WAIVER AND RELEASE IN THIS AGREEMENT IS BEING REQUESTED IN CONNECTION WITH THE EMPLOYEE’S SEPARATION OF EMPLOYMENT FROM THE EMPLOYER.

[Signature Pages follow.]

[Employee’s Signature Page to Separation Agreement and General Release]

IN WITNESS WHEREOF, Employee has executed this Agreement as of the date set forth below.

/s/ Jeff McInnis

Jeff McInnis

Date: 5/6/2020

STATE OF TENNESSEE) COUNTY OF WILLIAMSON )

I, DEEPAK BANSAL, a Notary Public in and for said County in said State, hereby certify that Jeff McInnis, whose name is signed to the foregoing SEPARATION AGREEMENT AND GENERAL RELEASE, and who is known to me, acknowledged before me on this day that, being informed of the contents of such instrument, he executed the same voluntarily on the day the same bears date.

Given under my hand and seal, this 6th day of May, 2020.

/s/ DEEPAK BANSAL

NOTARY PUBLIC

My Commission Expires: [SEAL]

[Employer’s Signature Page to Separation Agreement and General Release]

IN WITNESS WHEREOF, Employer has executed this Agreement as of the date set forth below.

Employer ADTRAN, Inc.

By:/s/ Joia Thompson

Name: Joia Thompson

Its: Vice President of Human Resources Date: 5/11/2020

STATE OF ALABAMA) COUNTY OF MADISON)

I, ASHLEY JACKSON, a Notary Public in and for said County in said State, hereby certify that Joia Thompson, whose name as Vice President of Human Resources of ADTRAN, Inc., a Delaware corporation, is signed to the foregoing SEPARATION AGREEMENT AND GENERAL RELEASE, and who is known to me, acknowledged before me on this day that, being informed of the contents of such instrument, she, as such officer and with full authority, executed the same voluntarily for and as the act of said corporation.

Given under my hand and seal, this 11th day of May, 2020.

/s/ Ashley Jackson

NOTARY PUBLIC

My Commission Expires: 4/23/2023

[SEAL]